EXHIBIT 10.2

Execution Copy

THIS EMPLOYMENT AGREEMENT (the “Agreement”), originally dated as of January 11, 2012 and amended as of February 11, 2014 (the “Revision Date”) is entered into by and between Harbinger Group Inc., a Delaware corporation (the “Company”), and David M. Maura (“Executive”).

WHEREAS, Executive has offered to serve the Company, and the Company desires to employ Executive, subject to the terms and conditions set forth herein, as amended effective as of the Revision Date.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as set forth below:

1.             Term; Effectiveness.

(a)           The term of Executive’s employment under this Agreement shall commence as of October 1, 2011 (the “Effective Date”) and shall continue until the first anniversary of the Effective Date (such period, the “Initial Term”); provided, however, that such service period hereunder shall renew for an additional period of one (1) year on the first anniversary of the Effective Date and each anniversary thereafter (each anniversary of the Effective Date, an “Expiration Date,” and each one (1) year period following an Expiration Date, a “Renewal Term”), unless either the Company or Executive has provided to the other a notice of termination of this Agreement at least ninety (90) days in advance of the first anniversary of the Effective Date or such applicable Expiration Date, stating that the Company or Executive, as applicable, does not intend to renew this Agreement; provided, that Executive’s employment under this Agreement and this Agreement may be terminated at any earlier time solely pursuant to the provisions of Section 5 hereof. The period of time from the Effective Date through the earlier of the expiration or termination of this Agreement is herein referred to as the “Term.”

(b)           Executive agrees and acknowledges that the Company has no obligation to extend the Initial Term or any Renewal Term, or to continue Executive’s employment hereunder following the expiration of the Initial Term or any Renewal Term. Executive also agrees and acknowledges that, should Executive and the Company mutually agree to continue Executive’s employment for any period of time following an Expiration Date notwithstanding the expiration or termination of this Agreement in accordance with its terms and without entering into a new written employment agreement, Executive’s employment with the Company shall be “at will,” such that the Company may terminate Executive’s employment at any time, with or without reason and with or without notice, and Executive may resign at any time, with or without reason and with or without notice. If the Term of this Agreement is not extended (or further extended), but Executive’s employment with the Company continues after the expiration of the then current Renewal Term, then such continued employment shall be on an “at will” basis upon such terms as the Company may prescribe; and if such “at will” employment is terminated by the Company, Executive’s right to severance shall be determined and be payable in accordance with the Company’s policy in effect at such time, if any.

2.           Definitions. For purposes of this Agreement, the following terms, as used herein, shall have the definitions set forth below.

(a)           “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has a direct or indirect ownership interest of more than twenty (20) percent shall be treated as an Affiliate of the Company.

(b)           “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c)           “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

(d)           “Subsidiary” means, with respect to any Person, (i) any corporation of which at least a majority of the voting power with respect to the capital stock is owned, directly or indirectly, by such Person, any of its other Subsidiaries or any combination thereof or (ii) any Person other than a corporation in which such Person, any of its other Subsidiaries or any combination thereof has, directly or indirectly, at least a majority of the total equity or other ownership interest therein.

3.             Duties and Responsibilities.

(a)           Executive agrees to be employed by the Company and be actively engaged on a full-time basis in the business and activities of the Company and its Affiliates for the entirety of the Term, and, subject to Section 3(c), to devote substantially all of Executive’s working time and attention to the Company and its Affiliates and the promotion of its business and interests and the performance of Executive’s duties and responsibilities hereunder. Executive shall be employed hereunder as Executive Vice President and Managing Director of the Company with such duties and responsibilities as directed from time to time by the Chief Executive Officer (“CEO”) or President of the Company (“President”) or the Board of Directors of the Company (the “Board”) or are consistent with such position, including, without limitation, the duty to use his reasonable best efforts to ensure that the business and activities of the Company and its Subsidiaries are conducted in compliance with all applicable laws, rules and regulations in all material respects. Executive shall report directly to the CEO or President. Executive agrees to cooperate with reasonable requests of the Company, which will generally be communicated through the Board or President or CEO, to provide services to Affiliates of the Company (including Harbinger Capital Partners LLC) with approval from the Compensation Committee or the Board, from time to time.

(b)           During the Term, Executive will carry out his duties as Executive Vice President and Managing Director in the Company’s headquarters in New York City, or any future headquarters of the Company, subject to normal travel requirements in connection with the performance of his duties.

(c)           During the Term, Executive shall use Executive’s reasonable best efforts to faithfully and diligently serve the Company and shall not act in any capacity that is in conflict with Executive’s duties and responsibilities hereunder. For the avoidance of doubt, during the Term,

Executive shall not be permitted to become employed by, engaged in or to render services for any Person other than the Company and its Affiliates, shall not be permitted to be a member of the board of directors of any Person (other than charitable or nonprofit organizations), in any case without the consent of the Board, and shall not be directly or indirectly materially engaged or interested in any business activity, trade or occupation (other than employment with the Company and its Affiliates as contemplated by the Agreement); provided that nothing herein shall preclude Executive from engaging in charitable or community affairs and managing his personal investments to the extent that such other activities do not, subject to Section 7, conflict in any material way with the performance of Executive’s duties hereunder.

4.             Compensation and Related Matters.

(a)           Base Compensation. During the Term, for all services rendered under this Agreement, Executive shall receive aggregate annual base salary (“Base Salary”) at a rate of $500,000 per annum, payable in accordance with the Company’s applicable payroll practices.

(b)           Annual Bonus. During the Term, for each fiscal year, Executive shall have the opportunity to earn an annual bonus (“Annual Bonus”), in an amount to be tied to the achievement of performance measures in accordance with the Company’s annual bonus plan applicable to Executive (the “Bonus Plan”). The performance measures for each year will be determined by the Board, as advised by the Compensation Committee of the Board, in its sole discretion, after consultation with Executive. The determination whether Executive has achieved the performance measures for a fiscal year, and the amount of the Annual Bonus to be awarded for such year, will be determined by the Compensation Committee, in its sole discretion. Any Annual Bonus will, with respect to the undeferred cash component, be paid within seventy-four (74) days following the end of the fiscal year for which it is awarded, and, with respect to the equity component (if any), be granted as soon as practicable after the Company has filed its annual report with respect to such fiscal year end (or such earlier time after the end of such fiscal year end, as determined in the discretion of the Board), in each case except as set forth in the Bonus Plan. Executive must be employed by the Company as of the last business day of the fiscal year to be eligible for an Annual Bonus for such year, except as provided otherwise in Section 5.

(c)           Benefits and Perquisites. During the Term, Executive shall be entitled to participate in the benefit plans and programs commensurate with Executive’s position that are provided by the Company from time to time for its senior executives generally, subject to the terms and conditions of such plans. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by Executive, except that no such action shall adversely affect any previously vested rights of Executive under such plans.

(d)           Business Expense Reimbursements. During the Term, the Company shall reimburse Executive for reasonable and properly documented business expenses in accordance with the Company’s then-prevailing policies and procedures for expense reimbursement.

(e)           Vacation. During the Term, Executive shall be entitled to annual paid vacation of no less than four (4) weeks and to reasonable sick leave as determined by the Board.

(f)           Initial Equity Grant. Executive received a one-time equity award of options to acquire stock of the Company (“Options”) and restricted stock or restricted stock units (the “Restricted Stock”) in connection with the initial execution of this Agreement. The Options and Restricted Stock are subject to the terms of the underlying award agreements and the Company’s equity plan in effect from time to time. Notwithstanding the foregoing, if Executive’s employment is terminated by the Company without Cause (defined below) or by Executive for Good Reason (defined below), or by reason of death or Disability (defined below), then Executive’s then unvested Options and Restricted Stock granted pursuant to this Section 4(f) shall vest (and the restrictions on such Restricted Stock shall lapse) on the date such unvested Options and Restricted Stock would otherwise vest (and the restrictions on such Restricted Stock would lapse) had Executive remained an employee of the Company on such dates, provided that the Release Condition (defined below) is satisfied (and any unvested Options and Restricted Stock granted pursuant to this Section 4(f) shall not expire or be forfeited before satisfaction of the Release Condition but shall expire or be forfeited promptly if and when the Release Condition is not satisfied), and provided further that Executive will be responsible for satisfying any tax withholding obligations that may arise at the time they arise but may elect to cause the Company to withhold or repurchase shares (to the statutory minimum tax withholding levels and subject to any limitations that the Board or Compensation Committee may impose in order for the Company to remain in compliance with any debt or indenture covenants or similar undertakings (the “Debt Limitations”)). With respect to any Options that vest pursuant to this Section 4(f), Executive shall have six (6) months after the date of the vesting of such Options within which to exercise any such Options, but in no event shall such exercise period be longer than the 10th anniversary of the date of grant of such Option (or such earlier date as provided under Sections 12 or 13 of the Harbinger Group Inc. 2011 Omnibus Equity Award Plan (the “2011 Equity Plan”)).

5.             Termination of the Term.

(a)           Executive’s employment may be terminated by either party at any time and for any reason; provided, however, that Executive shall be required to give the Company at least 30 days advance written notice of any resignation of Executive’s employment hereunder. Notwithstanding the foregoing, Executive’s employment shall automatically terminate upon Executive’s death.

(b)           Following any termination of Executive’s employment, notwithstanding any provision to the contrary in this Agreement, the obligations of the Company to pay or provide Executive with compensation and benefits under Section 4 shall cease, except as otherwise provided herein, and the Company shall have no further obligations to provide compensation or benefits to Executive hereunder except (i) for payment of any accrued but unpaid Base Salary and vacation time and for payment of any accrued obligations and unreimbursed expenses under Section 4(d) accrued or incurred through the date of termination of employment, (ii) for the non-deferred cash portion of any Annual Bonus earned in respect of the fiscal year prior to the fiscal year in which termination of employment occurs but unpaid as of the date of termination of employment (paid when such non-deferred cash portion of the Annual Bonus would otherwise be payable), (iii) for the COBRA Payments (as defined below), (iv) as set forth in any other benefit plans, programs or arrangements applicable to terminated employees in which Executive participates, other than severance plans or policies and (v) as otherwise expressly required by applicable statute. For the avoidance of doubt, the date of termination shall mean the last date of actual and active employment, whether such day is selected by mutual agreement with Executive or unilaterally by the Company and whether with or without advance notice. Notwithstanding the above, if Executive’s employment is terminated for Cause or if he resigns his employment without Good Reason, Executive shall not be entitled to receive any previously unpaid portion of the current or prior year’s Annual Bonus or COBRA Payments.

(c)           (i)           If, prior to the expiration of the then current Renewal Term, Executive’s employment is terminated by the Company without Cause (and not due to death or Disability) or by Executive for Good Reason (defined below), then Executive shall be entitled (subject to the times payments will be made and other conditions set forth in Sections 5(c)(iii) and 20(d)) to:

(A)
Severance pay equal to Executive’s then monthly Base Salary for a period equal to twelve (12) months, payable during the period immediately following such termination in substantially equal monthly installments consistent with the Company’s payroll practices;

(B)	Vesting of the Initial Equity Grant as provided in Section 4(f);

(C)
Vesting on the date the Release Condition is satisfied of 100% of the unpaid deferred cash portion of Annual Bonuses awarded for fiscal years prior to the fiscal year in which termination occurs and payment thereof on their scheduled payment dates, i.e., no acceleration of payment except to the extent Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) may require acceleration of up to 50% of amounts deferred before September 30, 2013), and vesting of 100% of the unvested equity portion of such Annual Bonuses, such that 100% of Executive’s unvested Options and Restricted Stock shall vest and the restrictions on 100% of Executive’s Restricted Stock shall lapse, on the date such unvested Options and Restricted Stock would otherwise vest (and the restrictions on such Restricted Stock would lapse) had Executive remained an employee of the Company on such dates, provided that the Release Condition (defined below) is satisfied (and any unvested Options and Restricted Stock vested pursuant to this Section 5(c)(i)(C) shall not expire or be forfeited before satisfaction of the Release Condition but shall expire or be forfeited promptly if and when the Release Condition is not satisfied), and provided further that Executive will be responsible for satisfying any tax withholding obligations that may arise at the time they arise (which may include, for Restricted Stock, taxation when employment ends) but may elect to cause the Company to withhold or repurchase shares (to the statutory minimum tax withholding levels and subject to the Debt Limitations). With respect to any Options that vest pursuant to this Section 5(c)(i)(C) Executive shall have six (6) months after the date of the vesting of such Options within which to exercise such Options, but in no event shall such exercise period be longer than the 10th anniversary of the date of grant of such Option (or such earlier date as provided under Sections 12 or 13 of the 2011 Equity Plan or comparable provisions in a subsequent governing equity compensation plan). For the avoidance of doubt, any deferred cash shall remain subject to any reduction provisions applicable to members of senior management with respect to their deferred amounts from such prior years; provided that such deferral period shall not be longer than four fiscal years after the date such deferred cash was first granted;

(D)
An Annual Bonus for the fiscal year in which such termination occurs, which, assuming performance is achieved, shall be determined on the same terms and at the same time as annual bonuses are determined for other executives and prorated for the portion of the fiscal year for which Executive was employed, with payment of each installment to be made in cash and/or vested shares of Company common stock in the same proportions as annual bonuses are paid for such year to other executives in the form of cash and equity awards. One-half of such amount shall be paid to Executive in a lump sum payment within seventy-four (74) days following the end of the fiscal year for which it is awarded and the other one-half shall be paid to Executive in a lump sum payment in the calendar year in which the one-year anniversary of the first payment occurs but in no event later than such one-year anniversary (in each case, notwithstanding any provision of Section 5(c)(iii) providing for earlier payment); and

(E)
If Executive elects health insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company will reimburse Executive for the cost of COBRA premiums in excess of the cost of such benefits that active employees of the Company are required to pay for a period of twelve (12) months or until Executive obtains individual or family coverage through another employer, whichever comes first (the “COBRA Period”), subject to the conditions that: (I) Executive is responsible for immediately notifying the Company if Executive obtains alternative insurance coverage, (II) Executive will be responsible for the entire COBRA premium amount, if any, with respect to periods after the end of the COBRA Period; and (III) if Executive declines COBRA coverage or the Company is unable to make the payments consistent with applicable nondiscrimination rules, then the Company will not make any alternative payment to Executive in lieu of paying for COBRA premiums (such COBRA reimbursement payments, the “COBRA Payments”).

(ii)           Notwithstanding any provision of Section 4(f) or Section 5(c)(i), if, in the period that begins sixty (60) days prior to the occurrence of a Change in Control (as defined in the 2011 Equity Plan) (or, if earlier, upon the signing of a definitive agreement to enter into a Change in Control that actually results in a Change in Control) and ends upon the first anniversary of such Change in Control, Executive’s employment is terminated by the Company without Cause (and not due to death or Disability) or by Executive for Good Reason, then Executive shall be entitled (subject to the times payments will be made and other conditions set forth in Sections 5(c)(iii) and 20(d), and in lieu of the entitlements set forth in Section 5(c)(i)(A), (B), (C) and (D)) to:

(A)
Severance pay equal to two times the sum of (a) Executive’s then annual Base Salary plus (b) the greater of $2,500,000 and Executive’s Target Variable Compensation (as defined in the Bonus Plan) in respect of the fiscal year in which the termination of employment occurs, the sum of which shall be paid in substantially equal monthly installments over a period of twenty four (24) months after such termination consistent with the Company’s payroll practices;

(B)	Vesting of the Initial Equity Grant as provided in Section 4(f);

(C)
Vesting of 100% of any unvested equity portion of any Annual Bonuses awarded for fiscal years prior to the year in which termination occurs, such that all unvested Options and Restricted Stock shall vest and the restrictions on all Restricted Stock shall lapse on the date the Release Condition is satisfied (and any such unvested Options and Restricted Stock that vest as a result of this Section 5(c)(ii)(C) shall not expire or be forfeited before satisfaction of the Release Condition (and any pre-closing period related to a Change in Control) but shall expire or be forfeited promptly if and when the Release Condition is not satisfied or the Change in Control does not occur);

(D)
100% of the unpaid deferred cash portion of Annual Bonuses awarded for fiscal years prior to the fiscal year in which the termination occurs shall be paid within seventy-four (74) days following the later of the Change in Control or the effective date of cessation of employment (except to the extent Section 409A requires payment on the original timing);

(E)
An Annual Bonus for the fiscal year in which such termination occurs, which, assuming performance is achieved, shall be determined on the same terms and at the same time as annual bonuses are determined for other executives and prorated for the portion of the fiscal year for which Executive was employed. One-half of such amount shall be paid to Executive in a lump sum payment (in cash) within seventy-four (74) days following the end of the fiscal year for which it is awarded and the other one-half shall be paid to Executive in a lump sum payment (in cash) in the calendar year in which the one-year anniversary of the first payment occurs but in no event later than such one-year anniversary (in each case, notwithstanding any provision of Section 5(c)(iii) providing for earlier payment);

(F)
Outplacement services in accordance with Company policies in effect as of Executive’s last day of employment, provided, however, if Executive declines such services, then the Company will not make any alternative payment to Executive in lieu of paying for such services; and

(G)	COBRA Payments as described in Section 5(c)(i)(E) for a maximum of eighteen (18) months rather than twelve (12) months.

Notwithstanding the foregoing, where required to avoid additional taxation under Section 409A, the Change in Control that occurs must also be a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treas. Reg. § 1.409A-3(i)(5). In addition, any increase in compensation or benefits under this Section 5(c)(ii) in respect of a termination without Cause or resignation for Good Reason during the period in advance of a Change in Control provided above shall not occur unless and until the closing of the Change in Control.

(iii)           Any severance payments or benefits under Section 5(b)(iii) and 5(c)(i) or (c)(ii) shall be (A) conditioned upon Executive’s having provided an irrevocable waiver and general release of claims in favor of the Company and its respective Affiliates, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing (collectively, the “Released Parties”), in the Company’s customary form (subject to modification by the Company to comply with changes in applicable laws) that has become effective and irrevocable in accordance with its terms within fifty-five (55) days after such termination of employment (the “Release Condition”) and (B) subject to Executive’s continued compliance with the terms of the restrictive covenants in Sections 7, 8, 9, 10 and 11 of this Agreement. Payments and benefits which do not constitute nonqualified deferred compensation and are not subject to Section 409A (as defined below) shall commence five (5) days after the Release Condition is satisfied and payments and benefits which are subject to Section 409A shall commence on the sixtieth (60th) day after termination of employment (subject to further delay, if required pursuant to Section 20(d) below) provided that the Release Condition is satisfied.

(iv)           For purposes of this Agreement, “Cause” means: (A) Executive’s willful misconduct in the performance of his duties for the Company which causes material injury to the Company, (B) Executive’s willfully engaging in illegal conduct which is injurious to the Company, (C) Executive’s material breach of this Agreement, (D) Executive’s willful violation of the Company’s written policies in a manner that is detrimental to the best interests of the Company; (E) Executive’s fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company; (F) Executive’s act of personal dishonesty which results in personal profit in connection with Executive’s employment with the Company; (G) Executive’s breach of fiduciary duty owed to the Company; or (H) Executive’s negligent actions which result in the loss of a material amount of capital of the Company or its Affiliates (the Company shall make the determination of materiality and shall promptly communicate such determination to Executive); provided, however, that Executive shall be provided a ten (10) day period to cure any of the events or occurrences described in the immediately preceding clauses (C) or (D) hereof, to the extent curable. For purposes hereof, no act, or failure to act, on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. An act, or failure to act, based on specific authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of outside counsel for the Company shall be presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(v)           For purposes of this Agreement, “Disability” means Executive’s incapacity, due to mental, physical or emotional injury or illness, such that Executive is substantially unable to perform his duties hereunder for a continuous period of ninety calendar days, or for more than a total of 120 calendar days during any 12 month period, subject to reasonable accommodation provisions of applicable laws. Executive’s employment shall immediately terminate upon death or Disability.

(vi)           For purposes of this Agreement, “Good Reason” means the occurrence, without Executive’s express written consent, of any of the following events: (A) a material diminution in Executive’s authority, duties, responsibilities or title; (B) a diminution of Base Salary; (C) a change in the geographic location of Executive’s principal place of performance of his services hereunder to a location more than thirty (30) miles outside of New York City that is also more than thirty (30) miles from his primary residence at the time of such change, except for travel consistent with the terms of this Agreement; (D) the Company gives notice pursuant to Section 1 above that the Term is not to be extended beyond the next scheduled Expiration Date following delivery of such notice so long as Executive continues to perform his duties for the Company through such Expiration Date and separates from the Company on such Expiration Date; (E) a material breach by the Company of this Agreement; (F) the failure by the Company to provide for Executive's participation in an annual bonus arrangement (whether paid annually or over a period not to exceed four fiscal years); and (G) the Company’s material reduction in the target amount or maximum bonus opportunity that may be earned under the Company's bonus arrangement if the performance criteria are satisfied. For the avoidance of doubt, (x) nothing herein shall limit the good faith exercise by the Company of negative discretion in accordance with the Company’s bonus plan and (y) Executive’s providing notice pursuant to Section 1 above that the then current Renewal Term is not to be extended does not constitute Good Reason. If Executive does not give Company a written notice (specifying in detail the event or circumstances claimed to give rise to Good Reason) within ninety (90) days after Executive has knowledge that an event constituting Good Reason has occurred, or is deemed to have occurred, the event will no longer constitute Good Reason; provided, however, that (I) the foregoing shall not apply with respect to (A) above if such notice is provided within ninety (90) days of the most recent event constituting a material diminution in authority, duties or responsibilities and (II) no such notice by Executive shall be required in the case of a Good Reason event set forth in (D) above. In addition, Executive must give the Company notice and thirty (30) days to cure, and if not cured, Executive must, except as set forth in (D), actually terminate his employment within thirty (30) days following the expiration of such cure period; otherwise, that event will no longer constitute Good Reason; provided, however, that no such notice by Executive shall be required in the case of a Good Reason event set forth in (D) above.

(d)           Upon termination of Executive’s employment for any reason, and regardless of whether Executive continues as a consultant to the Company, upon the Company’s request Executive agrees to resign, as of the date of such termination of employment or such other date requested, from the Board and any committees thereof (and, if applicable, from the board of directors (and any committees thereof) of any Affiliate of the Company) to the extent Executive is then serving thereon.

(e)           The payment of any amounts accrued under any benefit plan, program or arrangement in which Executive participates shall be subject to the terms of the applicable plan, program or arrangement, and any elections Executive has made thereunder. Subject to Section 20, the Company may offset any amounts due and payable by Executive to the Company or its Subsidiaries against any amounts the Company owes Executive hereunder.

6.             Acknowledgments.

(a)           Executive acknowledges that the Company has expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill and build an effective organization. Executive acknowledges that Executive is and shall become familiar with the Company’s Confidential Information (as defined below), including trade secrets, and that Executive’s services are of special, unique and extraordinary value to the Company, its Subsidiaries and Affiliates. Executive acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information, business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill.

(b)           Executive acknowledges (i) that the business of the Company and its Affiliates is global in scope, without geographical limitation, and capable of being performed from anywhere in the world, and (ii) notwithstanding the jurisdiction of formation or principal office of the Company, or the location of any of their respective executives or employees (including, without limitation, Executive), it is expected that the Company and its Affiliates will have business activities and have valuable business relationships within their respective industries throughout the world.

(c)           Executive acknowledges that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company and its Affiliates now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every commitment and restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area, in light of (i) the scope of the business of the Company and its Affiliates, (ii) the importance of Executive to the business of the Company and its Affiliates, (iii) Executive’s status as an officer of the Company business, (iv) Executive’s knowledge of the business of the Company and its Affiliates and (v) Executive’s relationships with the Company’s investors, clients or customers. Accordingly, Executive agrees (x) to be bound by the provisions of Sections 7, 8, 9, 10 and 11, it being the intent and spirit that such provisions be valid and enforceable in all respects and (y) acknowledges and agrees that Executive shall not object to the Company, (or any other intended third-party beneficiary of this Agreement) or any of their respective successors in interest enforcing Sections 7, 8, 9, 10 and 11 of this Agreement. Executive further acknowledges that although Executive’s compliance with the covenants contained in Sections 7, 8, 9, 10, and 11 may prevent Executive from earning a livelihood in a business similar to the business of the Company, Executive’s experience and capabilities are such that Executive has other opportunities to earn a livelihood and adequate means of support for Executive and Executive’s dependents.

7.             Noncompetition and Nonsolicitation.

(a)           Executive agrees that Executive shall not, directly or indirectly, whether by Executive, through an Affiliate or in partnership or conjunction with, or as an employee, officer, director, manager, member, owner, consultant or agent of, any other Person:

(i)           while an employee of the Company and during the period ending on the six (6) month anniversary of Executive’s date of termination of employment, engage, directly or indirectly, in activities or businesses (including without limitation by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business) within the United States (including its territories or possessions), and/or other territories (in which the Company, its Affiliates or Subsidiaries conduct business or are actively planning to conduct business as of Executive’s date of termination of employment) that competes or will compete in the United States and/or such other territories with the Company, its Subsidiaries or Affiliates (“Competitive Activities”) or any business that acquires all or substantially all of the assets of, or is otherwise a successor to, the Company (an “Other Employing Entity”);

(ii)           while an employee of the Company and during the period ending on the eighteen (18) month anniversary of Executive’s date of termination of employment, solicit, entice, encourage or intentionally influence, or attempt to solicit, entice, encourage or influence, any employee of, or other Person who performs services for the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries to resign or leave the employ or engagement of the Company or any of their respective Affiliates or otherwise hire, employ, engage or contract any such employee or Person, or any other Person who provided services to the Company or any of their respective Affiliates during the six (6) months prior to such hiring, employment, engagement or contracting, to perform services other than for the benefit of the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries, in each case other than in the fulfillment of Executive’s duties as Executive Vice President and Managing Director of the Company;

(iii)           while an employee of the Company and during the period ending on the eighteen (18) month anniversary of Executive’s date of termination of employment, solicit, entice, encourage, influence, accept payment from, or provide services to, or attempt to solicit, entice, encourage, influence or accept payment from, or assist any other Person, firm or corporation, directly or indirectly, in the solicitation of or providing services to, any Client (as defined below) or any Prospective Client (as defined below), or to alter, reduce or terminate its business relationship with the Company or any of their respective Affiliates for the direct or indirect benefit of any competitor of the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries, in each case other than in the fulfillment of Executive’s duties as Executive Vice President and Managing Director of the Company;

(iv)           while an employee of the Company and during the period ending on the eighteen (18) month anniversary of Executive’s date of termination of employment, directly or indirectly request or advise any Client or Prospective Client to alter, reduce, terminate, withdraw, curtail, or cancel the Client’s or Prospective Client’s business with the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries, in each case other than in the fulfillment of Executive’s duties as Executive Vice President and Managing Director of the Company; or

(v)           while an employee of the Company and during the period ending on the eighteen (18) month anniversary of Executive’s date of termination of employment, solicit any agents, advisors, independent contractors or consultants of the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries who are under contract or doing business with the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries to terminate, reduce or divert business with or from the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries, in each case other than in the fulfillment of Executive’s duties as Executive Vice President and Managing Director of the Company.

(vi)           For purposes of this Agreement, “Client” means a Person to whom the Company, its Subsidiaries or Affiliates sold goods or provided services, and with whom Executive had contacts, dealings or client relationship responsibilities (either directly or indirectly through supervising other employees who had such responsibilities or otherwise in the course of performing the duties and responsibilities associated with his position) on behalf of the Company, any Other Employing Entity or any of their respective Affiliates or Subsidiaries, at any time while Executive is employed by the Company (the “Look Back Period”) (but if Executive is not employed by the Company at the time of any activity described in Section 7(a)(iii) and 7(a)(iv), then the Look Back Period will not be longer than one (1) year prior to Executive’s last day of employment, and “Prospective Client” shall mean those Persons (A) that the Company is actively soliciting or is planning to solicit; or (B) with whom Executive has met or with respect to which Executive has obtained Confidential Information in the course of or as a result of his performance of his duties to the Company.

(b)           Notwithstanding Section 7(a), it shall not constitute a violation of Section 7(a) for Executive to hold not more than two percent (2%) of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in Competitive Activities.

(c)           The restrictive periods set forth in the Section 7(a) shall be deemed automatically extended by any period in which Executive is in violation of any of the provisions of Section 7(a), to the extent permitted by law.

(d)           If a final and non-appealable judicial determination is made by a court of competent jurisdiction that any of the provisions of this Section 7 constitutes an unreasonable or otherwise unenforceable restriction against Executive, the provisions of this Section 7 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction (and such court shall have the power to reduce the duration or restrict or redefine the geographic scope of such provision and to enforce such provision as so reduced, restricted or redefined).

(e)           Moreover, and without limiting the generality of Section 13, notwithstanding the fact that any provision of this Section 7 is determined not to be specifically enforceable, the Company will nevertheless be entitled to recover monetary damages as a result of Executive’s breach of any such provision.

8.             Nondisclosure of Confidential Information.

(a)           Executive acknowledges that the Confidential Information obtained by Executive while employed hereunder by the Company and its Affiliates is the property of the Company or its Affiliates, as applicable. Therefore, Executive agrees that Executive shall not, whether during or after the Term, disclose, share, transfer or provide access to any unauthorized Person or use for Executive’s own purposes or any unauthorized Person any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions in violation of this Agreement; provided, however, that if Executive receives a request to disclose Confidential Information pursuant to a deposition, interrogatories, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (A) Executive shall, unless prohibited by law, promptly notify in writing the Company, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, (B) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, Executive shall disclose only that portion of the Confidential Information which is legally required to be disclosed and shall exercise reasonable efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process, and (C) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(b)           For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business or affairs of the Company and its

Affiliates, or any funds or accounts managed by the foregoing, including, without limitation, all business information (whether or not in written form) which relates to the Company, its Affiliates, or any funds or accounts managed by the foregoing, or their investors, customers, suppliers or contractors or any other third parties in respect of which the Company or any of its Affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of Executive’s breach of this Agreement, including but not limited to: investment methodologies, investment advisory contracts, fees and fee schedules; the record of investment performance of the accounts or funds managed by the Company or its respective Affiliates (“Track Records”); technical information or reports; brand names, trademarks, formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer or investor lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans or any analyses or plans relating to the acquisition, disposition or development of businesses, securities or assets of the Company or its Affiliates; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts and supplier lists. Without limiting the foregoing, Executive agrees to keep confidential the existence of, and any information concerning, any dispute between Executive and the Company or their respective Subsidiaries and Affiliates, except that Executive may disclose information concerning such dispute to the court or arbitrator that is considering such dispute or to their respective legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute). Executive acknowledges and agrees that the Track Records were the work of teams of individuals and not any one individual and are the exclusive property of the Company and its Affiliates, and agrees that he shall in no event claim the Track Records as his own following termination of his employment for the Company.

(c)           Except as set forth otherwise in this Agreement, Executive agrees that Executive shall not disclose the terms of this Agreement, except to Executive’s immediate family and Executive’s financial and legal advisors, or if previously disclosed by the Company in any public filing, or as may be required by law or ordered by a court or applicable under Section 12 of this Agreement. Executive further agrees that any disclosure to Executive’s financial and legal advisors will only be made after such advisors acknowledge and agree to maintain the confidentiality of this Agreement and its terms.

(d)           Executive further agrees that Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or its Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or other Person.

9.             Return of Property.     Executive acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company and its Subsidiaries and Affiliates, in whatever form (including electronic), and all copies thereof, that are received or created by Executive while employed hereunder by the Company or its

Subsidiaries or Affiliates (including but not limited to Confidential Information and Inventions (as defined below)) are and shall remain the property of the Company and its Subsidiaries and Affiliates, and Executive shall immediately return such property to the Company upon the termination of Executive’s employment hereunder and, in any event, at the Company’s request. Executive further agrees that any property situated on the premises of, and owned by, the Company or its Subsidiaries or Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice.

10.           Intellectual Property Rights.

(a)           Executive agrees that the results and proceeds of Executive’s employment by the Company or its Subsidiaries or Affiliates (including, but not limited to, any trade secrets, products, services, processes, know-how, track record, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while employed hereunder by the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Board, any of its Subsidiaries or Affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Board determines in its sole discretion, without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of its Subsidiaries or Affiliates) under the immediately preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Board, any of its Subsidiaries or Affiliates), and the Company or such Subsidiaries or Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Board or such Subsidiaries or Affiliates without any further payment to Executive whatsoever. As to any Invention that Executive is required to assign, Executive shall promptly and fully disclose to the Company all information known to Executive concerning such Invention.

(b)           Executive agrees that, from time to time, as may be requested by the Board and at the Company’s sole cost and expense, Executive shall do any and all reasonable and lawful things that the Board may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 10(b) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of Executive’s employment by the Company. Executive further agrees that, from time to time, as may be requested by the Board and at the Company’s sole cost and expense, Executive shall assist the Company in every reasonable, proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, Executive shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. Executive’s obligation to provide reasonable assistance to the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of the Term.

(c)           Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

11.           Nondisparagement.

(a)           During Executive’s employment with the Company and thereafter, Executive agrees not to make, publish or communicate at any time to any individual or entity, including, but not limited to, customers, clients and investors of the Company, its Affiliates, or any entity affiliated with Philip A. Falcone or any of his family members, any Disparaging (defined below) remarks, comments or statements concerning the Company, its Affiliates, any entity affiliated with Philip A. Falcone or any of his family members, or any of their respective present and former members, partners, directors, officers, employees or agents.

(b)           During Executive’s employment with the Company and thereafter, the Company agrees that the CEO, President and Board shall not make, publish, or communicate, or authorize any Person to make, publish or communicate at any time to any individual or entity any Disparaging (defined below) remarks, comments or statements concerning Executive, except nothing herein shall prevent the Company from making truthful statements regarding Executive’s termination in the Company’s public filings as required by law or regulation.

(c)           For the purposes of this Section 11, “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities of the individual or entity being disparaged.

(d)           Notwithstanding the foregoing, this Section 11 does not apply to (i) any truthful testimony, pleading, or sworn statements in any legal proceeding; (ii) attorney-client communications; or (iii) any communications with a government or regulatory agency, and further, it shall not be construed to prevent Executive from filing a charge with the Equal Employment Opportunity Commission or a comparable state or local agency.

12.           Notification of Employment or Service Provider Relationship. Executive hereby agrees that prior to accepting employment with, or agreeing to provide services to, any other Person during any period during which Executive remains subject to any of the covenants set forth in Section 7, Executive shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered to the Board not later than seven (7) days prior to the date on which Executive is scheduled to commence such employment or engagement.

13.           Remedies and Injunctive Relief. Executive acknowledges that a violation by Executive of any of the covenants contained in Section 7, 8, 9, 10 or 11 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company may be entitled (without the necessity of showing economic loss or other actual damage and without the requirement to post a bond) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 7, 8, 9, 10 or 11 in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted.

14.           Representations of Executive; Advice of Counsel.

(a)           Executive represents, warrants and covenants that as of the date hereof: (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (ii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Term and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject.

(b)           Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement. Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

15.           Cooperation. Executive agrees that, for the four-year period following the end of Executive’s employment with the Company, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, and any investigation and/or defense of any claims asserted against any of the Company’s or its Affiliates’ current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, which relates to events occurring during Executive’s employment hereunder by the Company as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that with respect to such cooperation, the Company shall reimburse Executive for expenses, including legal fees, reasonably incurred in connection therewith and shall schedule such cooperation to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs. Notwithstanding anything to the contrary, in the event the Company requests cooperation from Executive during such four-year period, Executive shall not be required to devote more than forty (40) hours of his time per year with respect to this Section 15, except that Executive shall testify at a deposition or trial or be interviewed by any administrative or regulatory agency even if it would exceed such forty (40) hour cap.

16.           Withholding; Taxes. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.

17.           Assignment.

(a)           This Agreement is personal to Executive and without the prior written consent of the Board shall not be assignable by Executive, and any assignment in violation of this Agreement shall be void.

(b)           This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, successors by merger, consolidation, sale or similar transaction and in the event of Executive’s death, Executive’s estate and heirs in the case of any payments due to Executive hereunder).

(c)           Executive acknowledges and agrees that all of Executive’s covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company and any successor or assign to all or substantially all of the Company’s business or assets.

18.           Arbitration. Any controversy, claim or dispute between the parties relating to Executive’s employment or termination of employment, whether or not the controversy, claim or dispute arises under this Agreement (other than any controversy or claim arising under Section 7 or Section 8), shall be resolved by arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures (“Rules”) of the American Arbitration Association through a single arbitrator selected in accordance with the Rules. The decision of the arbitrator shall be rendered within thirty (30) days of the close of the arbitration hearing and shall include written findings of fact and conclusions of law reflecting the appropriate substantive law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the State of New York. In reaching his or her decision, the arbitrator shall have no authority (a) to authorize or require the parties to engage in discovery (provided, however, that the arbitrator may schedule the time by which the parties must exchange copies of the exhibits that, and the names of the witnesses whom, the parties intend to present at the hearing), (b) to interpret or enforce Section 7 or Section

8 of the Agreement (for which Section 19 shall provide the sole and exclusive venue), (c) to change or modify any provision of this Agreement, (d) to base any part of his or her decision on the common law principle of constructive termination, or (e) to award punitive damages or any other damages not measured by the prevailing party’s actual damages and may not make any ruling, finding or award that does not conform to this Agreement. Each party shall bear all of his or its own legal fees, costs and expenses of arbitration and one-half (1/2) of the costs of the arbitrator.

19.           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflict of law provisions. Furthermore, as to Section 7 and Section 8, Executive and the Company each agrees and consents to submit to personal jurisdiction in the state of New York in any state or federal court of competent subject matter jurisdiction situated in New York County, New York. The Executive and the Company further agree that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of Section 7 and Section 8 of this Agreement shall be in a state or federal court of competent subject matter jurisdiction situated in New York County, New York. In addition, Executive and the Company waive any right to challenge in another court any judgment entered by such New York County court or to assert that any action instituted by the Company in any such court is in the improper venue or should be transferred to a more convenient forum. Further, Executive and the Company waive any right he or it may otherwise have to a trial by jury in any action to enforce the terms of this Agreement. The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 27, or such other updated address as has been provided to the other party from time to time in accordance with Section 27. Each party shall bear its own costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement.

20.           Amendment; No Waiver; 409A.

(a)           No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by Executive and a duly authorized officer of the Company (other than Executive).

(b)           The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

(c)           It is the intention of the Company and Executive that this Agreement comply with the requirements of Section 409A, and this Agreement will be interpreted in a manner intended to comply with or be exempt from Section 409A. The Company and Executive agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree are necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. Notwithstanding the foregoing, Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of Executive in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

(d)           Notwithstanding anything in this Agreement to the contrary, in the event that Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), no payments hereunder that are “deferred compensation” subject to Section 409A that are due in connection with Executive’s “separation from service” (as defined in Section 409A) shall be made to Executive prior to the date that is six (6) months after the date of Executive’s “separation from service” or, if earlier, Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments.

(e)           For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A relating to “separation from service.”

(f)           To the extent that any reimbursements pursuant to Section 4(d) or 15 are taxable to Executive, any such reimbursement payment due to Executive shall be paid to Executive as promptly as practicable, and in all events on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to Sections 4(d) and 15 are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year.

21.           Indemnification. To the extent permitted by law and the Company’s governing documents and applicable insurance agreements, Company shall indemnify Executive, hold Executive harmless, and make advances for expenses (including attorneys and costs) to Executive (subject to Executive’s providing an undertaking to repay Company that is acceptable to Company) with respect to any and all losses, claims, demands, liabilities, costs, damages, expenses (including, without limitation, reasonable attorneys’ fees and expenses) and causes of action imposed on, incurred by, asserted against or to which Executive may otherwise become subject by reason of or in connection with any act or omission of Executive, including any negligent act or omission, for and on behalf of Company that occurs during Executive’s employment with the Company or in connection with Executive providing cooperation to the Company as set forth in Section 15, that Executive reasonably and in good faith believes is in furtherance of the interest of Company, unless such act or omission constitutes gross negligence or intentional misconduct or is outside of the scope of Executive’s authority, provided, however, that this Section 21 shall not be construed to grant Executive a right to be indemnified by Company for actions or proceedings brought by Company for breach or anticipated breach of this Agreement by Executive.

22.           Severability. If any provision or any part thereof of this Agreement, including

Sections 7, 8, 9, 10 and 11 hereof, as applied to either party or to any circumstances, shall be adjudged by a court of competent jurisdiction to be invalid or unenforceable, the same shall in no way affect any other provision or remaining part thereof of this Agreement, which shall be given full effect without regard to the invalid or unenforceable provision or part thereof, or the validity or enforceability of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

23.           Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between Executive and the Company, relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

24.           Survival. The rights and obligations of the parties under the provisions of this Agreement (including without limitation, Sections 7 through 13 and Section 15) shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Executive’s employment hereunder or any settlement of the financial rights and obligations arising from Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

25.           No Construction against Drafter. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

26.           Clawback. The Executive acknowledges that to the extent required by applicable law or written company policy adopted to implement the requirements of such law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act), the Annual Bonus, signing bonus (if any) and other incentive compensation (including equity compensation) shall be subject to any required clawback, forfeiture, recoupment or similar requirement.

27.           Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the Company at its principal headquarters, addressed to the Company’s General Counsel, and at Executive’s primary residence (as reflected on the records of the Company) (or at such other address for a party as shall be specified by like notice).

28.           Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

29.           Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (PDF), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the Revision Date.

HARBINGER GROUP INC.

By:	/s/ Philip Falcone
	Name:	Philip Falcone
	Title:	Chief Executive Officer

DAVID M. MAURA

/s/ David M. Maura